UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
the Securities Act of 1933

Omnicom Group Inc.
(Exact name of registrant as specified in its charter)

New York	4813	13-1514814
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Number)	Identification No.)

437 Madison Avenue
New York, NY 10022
(212) 415-3600
(Address of registrant’s principal executive
offices)

Omnicom Group Inc. Amended and Restated 2007 Incentive Award Plan
(Full title of Plan)

Copy to:	Copy to:
Michael J. O’Brien, Esq.	Joel H. Trotter, Esq.
Senior Vice President, General Counsel and Secretary	Latham & Watkins LLP
Omnicom Group Inc.	555 Eleventh Street, N.W.
437 Madison Avenue	Washington, D.C. 20004
New York, NY 10022	(202) 637-2200
(212) 415-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock,	11,499,624 shares	$37.04	$425,946,072.96	$30,369.96
$0.15 par value

(1)	The registration statement registers the issuance of 11,499,624 shares of common stock, which are issuable pursuant to the awards to be granted under the Omnicom Group Inc. Amended and Restated 2007 Incentive Award Plan, and adjustments to shares to account for any changes in capitalization such as, a stock split, stock dividend, or similar transaction involving the registrant’s common stock, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on July 30, 2010, within five business days prior to filing.

EXPLANATORY NOTE

     Pursuant to General Instruction E of Form S-8, Omnicom Group Inc. (the “Company”), is filing this registration statement for the purpose of registering an additional 11,499,624 shares of common stock which may be issued in accordance with the terms of the Omnicom Group Inc. Amended and Restated 2007 Incentive Award Plan (the “Plan”) as a result of an amendment to the Plan approved by shareholders on May 25, 2010. The contents of the prior registration statement (File No. 333-146821) pertaining to shares issuable under the Plan is incorporated herein by reference.

PART I

     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Commission by us are incorporated as of their respective dates in this Registration Statement by reference:

  The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including all material incorporated by reference therein;

  The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, including all material incorporated by reference therein; and

  The description of the Company’s common stock contained in the Registration Statement on Form S-3 filed with the Commission on February 13, 2004 (filed number 333-112841), including any subsequently filed amendments and reports updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not required to be filed with this registration.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Company’s certificate of incorporation contains a provision limiting the liability of directors to acts or omissions determined by a judgment or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. The Company’s bylaws provide that an officer or director will be indemnified against any costs or liabilities, including attorneys’ fees and amounts paid in settlement with the Company’s consent, in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

     Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith for a purpose he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action or a pending action that is settled or otherwise disposed of or (2) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

     Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such Section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

     The Company has entered into agreements with its directors and certain officers to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. The Company also maintains and pays premiums for directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit 4.1	Description Restated Certificate of Incorporation (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference).

4.2	Bylaws of the Company (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed May 28, 2010, and incorporated herein by reference).

5.1	Opinion of Counsel (filed herewith).

10.1	Omnicom Group Inc. Amended and Restated 2007 Incentive Award Plan (filed with the Company's Definitive Proxy Statement, filed on April 15, 2010, and incorporated herein by reference).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs and contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of August, 2010.

OMNICOM GROUP, INC.

By:	/s/ John D. Wren
John D. Wren
President and Chief Executive Officer and Director

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints John D. Wren and Michael J. O’Brien, and each of them, with full power to act without the other, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bruce Crawford	Chairman and Director	August 5, 2010
Bruce Crawford

/s/ John D. Wren	President and Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2010
John D. Wren

/s/ Randall J. Weisenburger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2010
Randall J. Weisenburger

/s/ Philip J. Angelastro	Senior Vice President Finance and Controller (Principal Accounting Officer)	August 5, 2010
Philip J. Angelastro

/s/ Alan R. Batkin	Director	August 5, 2010
Alan R. Batkin

/s/ Robert Charles Clark	Director	August 5, 2010
Robert Charles Clark

/s/ Leonard S. Coleman, Jr.	Director	August 5, 2010
Leonard S. Coleman, Jr.

/s/ Errol M. Cook	Director	August 5, 2010
Errol M. Cook

/s/ Susan S. Denison	Director	August 5, 2010
Susan S. Denison

/s/ Michael A. Henning	Director	August 5, 2010
Michael A. Henning

/s/ John R. Murphy	Director	August 5, 2010
John R. Murphy

/s/ John R. Purcell	Director	August 5, 2010
John R. Purcell

/s/ Linda Johnson Rice	Director	August 5, 2010
Linda Johnson Rice

/s/ Gary L. Roubos	Director	August 5, 2010
Gary L. Roubos

EXHIBIT INDEX

Exhibit 4.1	Description Restated Certificate of Incorporation (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference).

4.2	Bylaws of the Company (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed May 28, 2010, and incorporated herein by reference).

5.1	Opinion of Counsel (filed herewith).

10.1	Omnicom Group Inc. Amended and Restated 2007 Incentive Award Plan (filed with the Company's Definitive Proxy Statement, filed on April 15, 2010, and incorporated herein by reference).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).